UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2004

Aquila, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		No.)
20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:                               (816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[     ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

        On December 3, 2004, the management of Aquila, Inc. determined that the carrying value of three natural gas combustion turbines held for future construction by one of its non-regulated subsidiaries was impaired. These turbines are expected to be transferred from the non-regulated subsidiary to Aquila’s Missouri regulated electric division for the construction of a 315-megawatt, natural gas peaking generation plant near Peculiar, Missouri. An application was filed with the Missouri Public Service Commission (MPSC) for the transfer at the lower of fair market value or fully distributed cost in accordance Missouri affiliate transaction rules. Aquila obtained an appraisal of the fair value of the turbines of approximately $70.8 million, which was less than the current carrying value of the turbines and related costs of approximately $81.6 million. As a result, Aquila expects to record a pretax impairment charge of approximately $10.8 million in the fourth quarter of 2004. This transfer is subject to the final determination of the MPSC in first half of 2005.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Rick J. Dobson
Rick J. Dobson Senior Vice President and Chief Financial Officer Date: December 9, 2004